Exhibit 6(c)(vi)



                                   [OPTIONEE]
                             OPTION GRANT AGREEMENT



      OPTION AGREEMENT dated September 30, 1996 between The CineMasters Group, Inc., a New York corporation (the "Company") and [OPTIONEE], an executive of the Company (the "Executive").

      Pursuant to the Company's 1995 Non-Qualified Stock Option Plan, as amended by Amendment No. 1 (collectively, the "Stock Option Plan"), the Company desires to make available shares of its Common Stock, par value $.01 per share (the "Common Stock"), for purchase by the Executive, and thereby to provide an additional incentive to him to continue in the employ of the Company or its subsidiaries and give him a greater interest as a shareholder in the success of the Company.

      NOW, THEREFORE, in accordance with the mutual covenants hereinafter set forth and for good and valuable consideration, the parties hereby agree as follows:

      1. GRANT OF OPTIONS. The Company hereby grants, on the terms and conditions set forth herein, to the Executive as a matter of separate agreement and not in lieu of salary or any other compensation for services, the right and option to purchase all or any part of an aggregate of [__________] shares of Common Stock, [it being understood that [__________] shares are currently available for grant hereunder and the availability of the balance of such shares is subject to approval of Amendment No. 1 by a majority of the stockholders of the Company] (the "Option").


      2. PURCHASE PRICE. The purchase price of shares of Common Stock subject to the Option shall be $1.70 per share, being not less than 85% of the "market value" (as defined in Section 8 of the Stock Option Plan) of the Common Stock on the date of the grant of the Option.


      3. TERM OF OPTION. The term of the Option shall be ten years from the date hereof, subject to the provisions of the Stock Option Plan with respect to termination of employment, death or disability of the Executive. Any portion of the Option not exercised prior to the termination of the Option shall thereupon become null and void.


      4. ACCRUAL OF OPTION. Subject to the provisions of Section 5 hereof, the Option shall become vested and exercisable as follows:

        20% - effective immediately upon execution of this Option Agreement; 40%
        - effective  September 30, 1997; 60% - effective September 30, 1998; 80%
        - effective September 30, 1999; and
       100% - effective September 30, 2000.


      5.     ACCELERATED VESTING AND EXERCISE PROVISIONS.

      (a) Effective immediately upon the effective date of a "Change of Control" of the Company, all shares of Common Stock subject to the outstanding Option shall automatically become fully vested and exercisable, and the Executive shall have the right to purchase all or any portion of the shares of Common Stock subject to the Option that have not been previously purchased.

      (b) For all purposes of this Option Agreement and the Stock Option Plan, a "Change of Control" of the Company shall be deemed to have occurred upon the happening of any of the following events: (i) approval by the stockholders of the Company of a transaction that would result in the reorganization, merger, or consolidation of the Company with one or more other "Persons" within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 ("Securities Act"), other than a transaction following which:

                  (A) at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by Persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Company; and

                  (B) at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by Persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Company;

          (ii) the acquisition of all or substantially all of the assets of theof the Company Company;

          (iii) a complete liquidation or dissolution of the Company, or approval by the stockholders of the Company of a plan for such liquidation or dissolution;

          (iv) the occurrence of any event if, immediately following such event, at least 50% of the members of the Board of Directors of the Company do not belong to any of the following groups:

          (A) individuals who were members of the Company's Board of Directors on the date hereof; or

          (B) individuals who first became members of the Board of Directors after the date hereof:

          (I) upon election to serve as a member of the Board of Directors of the Company by affirmative vote of three-quarters of the members of such Board, or of a nominating committee thereof, in office at the time of such first election; or

          (II) upon election by the stockholders of the Company to serve as a member of the Board of Directors of the Company, but only if nominated for election by affirmative vote of three-quarters of the members of the Board of Directors of the Company, or of a nominating committee thereof, in office at the time of such first nomination; provided, however, that such individual's election or nomination did not result from an actual or threatened election contest (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) other than by or on behalf of the Board of Directors of the Company.

      Notwithstanding the provisions of subsection 5(b)(i) through (iv) above, for purposes of this Option Agreement, a "Change of Control" of the Company shall not be deemed to have occurred with respect to the Executive in the event that the Executive approves or votes, either in his capacity as a member of the Board of Directors or as a stockholder of the Company, in favor of the transaction or event resulting in a "Change of Control" of the Company under subsection 5(b)(i), (ii), (iii) or (iv) above provided that such "Change of Control" was contested by a majority of the Board of Directors of the Company.


      6. THE STOCK OPTION PLAN; STOCKHOLDER APPROVAL OF AMENDMENT No. 1. The Option is subject to the terms of the Stock Option Plan (copy attached hereto) and, to the extent necessary, contingent upon the approval of Amendment No. 1 to the Plan by the stockholders of the Company on or prior to the date of the 1997 annual meeting of such stockholders. The Company hereby covenants and agrees that it will promptly, and in any event no later than by the date of the 1997 annual meeting, obtain stockholder approval of Amendment No. 1 to the Stock Option Plan, it being understood and agreed that since Amendment No. 1 increases the shares of Common Stock available for the issuance of awards under the Plan, the Company's delivery of such stockholder approval constitutes a material condition of this Option Agreement. Accordingly, the Company covenants and agrees that if, for any reason, stockholder approval of Amendment No. 1 to the Stock Option Plan is not obtained in a timely manner, the Company shall take any and all actions necessary, including, but not limited to, paying additional compensation to the Executive, in order to place the Executive in the same financial position (determined on a net after-tax basis) that he would have been in had stockholder approval to Amendment No. 1 been obtained in a timely manner.


      7. WITHHOLDING TAX LIABILITY. The Executive agrees to deposit with the Escrow Agent, if so requested by the Company at its sole discretion, an amount sufficient to satisfy any withholding tax liability imposed as a result of the exercise of all or any portion of the Option granted hereunder.


      8. REGISTRATION OF SECURITIES. In accordance with the applicable provisions and rules of the Securities Act of 1933, as amended ("Securities Act "), and, in any event, as soon as practicable, the Company shall file or cause to be filed a registration statement on SEC Form S-8 providing for the registration under the Securities Act of the shares of the Company's Common Stock underlying the Option. In addition, as soon as the Company becomes eligible under the applicable provisions and rules of the Securities Act to file a re-offer prospectus on SEC Form S-3 (or on any successor form thereto) with respect to the Option, it shall, to the extent necessary, promptly file or cause to be filed pursuant to Rule 462(b) of the Securities Act a post-effective amendment to the SEC Form S-8 then on file with the Securities and Exchange Commission providing for the registration of the shares of Common Stock covered by the Option for re-offer or re-sale by the Executive.


      9. RIDERS. Riders, if any, attached hereto shall also form a part of the terms and conditions of this Option Agreement.

      IN WITNESS WHEREOF, the Company and the Executive have duly executed this Option Agreement, all as of the day and year first above written.

                              THE CINEMASTERS GROUP, INC.

                              By:  ____________________________
                                     Gene Feldman
                                      Title:

                              By:  _____________________________
                                     [OPTIONEE]
                                     Executive